Exhibit 19.1

Adopted May 18, 2021

DIGITAL BRANDS GROUP, INC.

INSIDER TRADING POLICY

Introduction

Many of you have access to material non-public information about us and our subsidiaries or about our business (including information about other companies with which we do or may do business). The purchase or sale of securities while possessing or being aware of material non-public information, typically referred to as “insider” information, or the selective disclosure or “tipping” of such information to others who may trade securities based upon that information is prohibited by Federal and state laws. Violation of such laws can result in the imposition of substantial civil and criminal penalties.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the “SEC”) has brought insider trading cases against corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

Consequently, an “insider” can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

The Consequences

The consequences of violations of this Insider Trading Policy (this “Policy” can be extremely serious for the individual involved and for us.

Individuals who trade on material non-public information or pass on material non-public information to others (or “tip” such information to others) can face:

●	An injunction, disgorgement of any profits gained or losses avoided, and a civil penalty of up to three times the profit gained or loss avoided;

●	A criminal fine (no matter how small the profit) of up to $5 million; and

●	A prison sentence of up to 20 years.

Employers (as well as possibly any supervisory person) who fail to take appropriate steps to prevent illegal trading can face:

●	A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

●	A criminal penalty of up to $25 million.

In addition, persons who traded contemporaneously with, and on the other side of, the insider trading violator may sue the violator and the controlling persons of the violator to recover the profit gained or loss avoided by the violator.

Any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career. In addition, if a director or employee violates this Policy, we may impose our own sanctions, including dismissal, regardless of whether civil or criminal penalties are imposed.

We have adopted this Policy to avoid even the appearance of improper conduct on the part of any of our employees or directors (not just so-called insiders). All of our employees and directors have worked hard over the years to establish a reputation for integrity and ethical conduct. This Policy is designed to further our reputation and that of each employee and director for integrity and good corporate citizenship.

Bounties

The SEC is offering bounties to persons who provide information leading to the imposition of the civil penalty.

Policy Regarding Material Non-Public Information

No director, officer or employee who has or is aware of material non-public information relating to us may buy or sell our securities (our common stock, warrants, stock options, or any other securities we may issue, or derivatives not issued by us such as exchange traded put or call options on our stock), directly or indirectly, or engage in any other action to take personal advantage of that information or pass such non-public information on to others. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment by or in service to us. There are no exceptions made for transactions that may be necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. This may mean that you cannot sell our securities or securities of our customers or suppliers while you have or are aware of material non-public information about them even if you need to.

If material non-public information is inadvertently disclosed, no matter what the circumstances, by any director, officer or employee, the person making or discovering that disclosure should immediately report the facts to our Chief Financial Officer.

Definition of Material Non-Public Information

“Material” information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell stock. In other words, “material” information is any information which could reasonably be expected to affect the price of our stock. Among others, common examples of information that will frequently be regarded as ‘material,” are: projections of or guidance about future earnings, losses or financial liquidity problems; changes or reaffirmations to previously provided projections or guidance; financial information about completed fiscal quarters or years; major marketing changes; news of a pending or proposed joint venture, merger, acquisition or tender offer; news of a significant sale of any of our assets; planned or pending significant acquisitions of properties; terms of significant joint ventures (such as those that may provide us financing for acquisitions); changes in dividend or distribution policies or the declaration of a stock split; the offering of additional securities; changes in management; major personnel changes; significant litigation or government investigations; the gain or loss of a substantial supplier; and the imposition of a ban on trading our securities or those of another company.

“Non-public” information is any information which has not been disclosed generally to the marketplace. Information about us and our business that is not yet in general circulation should be considered non-public. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered non-public. All information that you learn about us or our business plans in connection with your position is potentially “insider” information until publicly disclosed or made available by us to the general public. As described below under “No Trading During Blackout Periods”, an additional period of time must elapse after a press release before information is considered to have been publicly disclosed.

Persons Subject to the Policy

This Policy applies to the following (collectively, “Subject Persons”):

●	all executive officers of the Company and its subsidiaries,

●	all members of the Company’s Board of Directors,

●	all employees of the Company and its subsidiaries,

●	family members and other members of a person’s household, and

●	entities controlled by a person covered by this Policy.

The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Please also refer to the sections below under the headings “Pre-Clearance by Trading Compliance Officer” and “Trading Window Periods” for additional procedures applicable directors, executive officers, every employee of the Company with the title of officer or above, family members of, and entities controlled by, such persons, and all employees in the accounting and finance group of the Company.

Applicability to Family Members. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (collectively referred to as “family members”). This Policy also applies to accounts in which Subject Persons (as listed above) has any beneficial interest. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family members (e.g., accounts where investment decisions are made by an independent investment manager in a fully discretionary account). Personnel subject to this Insider Trading Policy are responsible for assuring that their family members comply with the foregoing restrictions on trading.

Tipping Information to Others

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. You should treat all such information as confidential and proprietary information. Whether the information is proprietary about us or information that could have an impact on the price of our securities, you may not disclose it to others, including family members and others living in your household or friends and casual acquaintances. If this non-public information is also “material,” you are required by law and this Policy to refrain from trading upon this information and from passing the information on to others who may trade based upon this information. Serious penalties apply to these actions whether or not you derive any benefit from another’s actions. The SEC has imposed hefty penalties on tippers even though they did not profit from their tippees’ trading.

Pre-Clearance of Trades by All Directors, Officers and Certain Employees

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development), the procedure set forth below must be followed by all directors, officers and certain employees [listed on Schedule A] as may be designated by the [Chief Financial Officer/Company] from time to time.. Except as described below, all transactions in our securities (purchases, sales, transfers, etc.) by any director, officer or certain employees, or by any of their family/household members, or by an entity controlled by a director, officer or certain employees, must be precleared by our Chief Financial Officer. If you contemplate a transaction, you should contact our Chief Financial Officer. If granted, clearance is only effective for the particular trade(s) described to our Chief Financial Officer and for trading, consistent with that description, effected within three (3) business days following and excluding the date the clearance is given. (For this purpose, a trade is “effected” when the buy or sell order is executed, so that a legal commitment to complete the trade arises; merely placing the order, if it can be cancelled, does not effect the trade; also the post-trade “settlement period” is not counted). At any time during that three-business-day period, our Chief Financial Officer may, if he or she concludes circumstances warrant, revoke the clearance as to trades which have not yet been effected. In all cases, the decision of our Chief Financial Officer is binding.

This procedure, and this Policy generally, does not apply to certain transactions described below under Permitted Transactions.

No Trading During Blackout Periods

Because many employees may be deemed to have a fairly clear idea of what our financial results will be by late in the financial quarter, the Board of Directors has instituted a rule that no director, officer or certain employees [listed on Schedule A/B] as may be designated by the [Chief Financial Officer/Company] from time to time is allowed to trade in our securities during a period that extends from the end of a financial quarter until 48 hours after that quarter’s financial results are released to the public. This period is called the “blackout period.” We provide examples of how the blackout period is calculated below. If you are unsure whether we are in a blackout period, you should refrain from trading in our securities and ask our Chief Financial Officer whether a blackout is in effect.

Even when a blackout is not in effect, you may not buy or sell our securities if you are in possession or aware of material non-public information. Furthermore, even when a blackout is not in effect, it would be improper for an employee to enter a trade immediately after we have made a public announcement of material information, including earnings releases. Because our stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule outside of the blackout period, you should not engage in any transactions until at least 48 hours after material information has been released. For example, if an announcement is made on Monday, Wednesday generally would be the first day on which you could trade. If an announcement is made on a Friday, Tuesday generally would be the first day on which you could trade.

Prohibition Against Derivative Transactions

It is important to avoid the appearance as well as the fact of insider trading or disclosure of material, non-public information. Therefore, it is against this Policy to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety.

Accordingly, you may not:

●	Engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to our securities;

●	Purchase or pledge our stock on margin (subject to limited exceptions in our Chief Financial Officer’s determination); or

●	Enter into any derivative or similar transactions with respect to our securities.

Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts, put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in our securities.

Permitted Transactions

This Policy does not apply to the following transactions, except as specifically noted:

(1) Exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans, provided that none of the underlying shares of our common stock received upon such exercise are sold while aware of material non-public information. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(2) Vesting of restricted stock made pursuant to a restricted stock award under the Company’s equity incentive plans. This Policy does apply, however, to any market sale of restricted stock.

(3) Other similar transactions such as any other purchase of Company securities directly from the Company or sales of Company securities to the Company are not subject to this Policy.

(4) Bona fide gifts of securities are not transactions subject to this Policy.

(5) Investments in publicly traded mutual funds are not transactions subject to this Policy.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance of Trades by all Directors, Officers and Certain Employees” above, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Reporting and “Short Swing” Profit Provisions of Section 16 of the Securities Exchange Act

Section 16 of the Securities Exchange Act requires our directors and executive officers to file forms reporting their transactions in our securities and requires directors and executive officers to pay over to us profits realized by directors and executive officers from certain sales and purchases of our securities that take place within a six-month period. If you have any questions regarding the requirements of Section 16, please contact our Chief Financial Officer.

Twenty - Twenty Hindsight

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

10b5-1 Trading Plans

The law offers a defense from liability to our employees, directors and officers who trade in our securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was established in compliance with applicable law and was entered into when the person was not in possession or aware of material non-public information. A person who wishes to enter into a trading plan must submit the plan to our Chief Financial Officer for approval prior to the adoption, modification or termination of the trading plan.

Compliance Officer Assistance

Any person who has any questions about specific transactions may obtain additional guidance from our Chief Financial Officer. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment.

CONFIRMATION

I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED, HAVE READ AND UNDERSTAND THE FOREGOING POLICIES OF THE COMPANY.

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